File No: 41955-0001

November 14, 2018

ICOX Innovations Inc.
4101 Redwood Ave., Building F
Los Angeles, CA 90066
U.S.A.

Dear Sirs:

Re:	ICOX Innovations Inc. - Registration Statement on Form S-1/A

We have acted as counsel to ICOX Innovations Inc. (the “Company”), a Nevada corporation, in connection with the filing of a registration statement on Form S-1/A (File No. 333-224161) (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the resale of (i) up to 1,020,000 shares of common stock of the Company that are issued and outstanding (the “Issued Shares”), (ii) up to 325,000 shares of common stock of the Company that may be issued upon conversion of convertible notes (the “Convertible Note Shares”) and (iii) up to 4,556,823 shares of common stock of the Company issued upon conversion of subscription receipts (the “Subscription Receipt Shares”), as further described in the Registration Statement.

In connection with this opinion, we have examined the following documents:

(a)	the articles of incorporation of the Company, as amended;

(b)	the bylaws of the Company, as amended;

(c)	the resolutions adopted by the board of directors of the Company pertaining to the Issued Shares, the Convertible Note Shares and the Subscription Receipt Shares;

(d)	the Registration Statement; and

(f)	the prospectus constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

●	the Issued Shares have been duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company;

●	the Convertible Note Shares have been duly and validly authorized, and will, if and when issued in accordance with the terms of the convertible notes, be issued as fully paid and non-assessable shares of common stock in the capital of the Company; and

●	the Subscription Receipt Shares have been duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP